Exhibit 10.4

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

THIS AGREEMENT is dated the 10th day of June, 2009 and is made

BETWEEN

(1)	Grace Technology Investment Co., Ltd, a company incorporated in British Virgin Islands whose registered office is P.O. Box 957, offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands, British West Indies (“Grace”);

(2)	AGY (Cayman), a company incorporated in the Cayman Islands whose registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (“AGY”); and

(3)	Main Union Industrial Ltd., a company incorporated in Hong Kong whose registered office is at Suite 1112A, Ocean Centre, Harbour City, 5 Canton Road, Kowloon, Hong Kong, which promptly after the Effective Date will change its name to AGY Hong Kong, Ltd. (the “Company”).

Background

(A)	AGY, AGY Holding Corp., Grace, Grace THW Holding Limited, the Company and the PRC Affiliate (as defined below) have entered into a framework agreement dated as of March 12, 2009 (the “Framework Agreement”) in which the parties have agreed to conclude certain arrangements described therein.

(B)	Pursuant to the Framework Agreement, AGY, Grace and Grace THW Holding Limited have entered into a sale and purchase agreement dated as of March 12, 2009 (the “Share Sale Agreement”) pursuant to which AGY has agreed to purchase a 70% equity interest in the Company from Grace.

(C)	Grace will continue to hold a 30% interest in the Company following the sale of shares as contemplated in the Share Sale Agreement.

(D)	AGY and Grace have further agreed that AGY shall have the option to purchase and Grace shall have the option to put to AGY the Option Interest (as defined below) in the Company on the terms set out herein.

BY WHICH IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Defined Terms

In this Agreement, unless the context requires otherwise:

“Affiliate” means in relation to any specified body corporate or Person, any other body corporate, unincorporated entity or

Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such specified body corporate or Person;

“Bank Debt” means the consolidated bank debt of the Company and the PRC Affiliate as accumulated at such time as either of the Options is Exercised, as calculated by the Company’s board of directors in good faith;

“Big 4 Accounting Firm” means KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young, or any other internationally recognized accounting firm as may be agreed to by the Parties from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open in Hong Kong and Shanghai to the general public for business;

“Call Option” means the right granted to AGY hereunder to require Grace to sell to it the Option Interest as provided for in Clause 2;

“Call Option Price” means the price for the sale of the Option Interest, as calculated in accordance with Clause 2.4;

“Cash” means the consolidated cash of the Company and the PRC Affiliate at such time as either Option is Exercised, as calculated by the Company’s board of directors in good faith, including (i) all cash held by the Company or the PRC Affiliate in coins and bank notes and (ii) all amounts standing to the credit of the Company or the PRC Affiliate’s bank accounts, other than cheques received but which remain unpaid and which have not been credited to the Company’s or the PRC Affiliate’s bank account, less all amounts (A) the use of which is subject to restriction or which amounts are held in reserve, (B) are subject to cheques that have been written by the Company or the PRC Affiliate but not yet cashed or (C) have been set aside for specific purposes and are unavailable for the settlement of current obligations of the Company or the PRC Affiliate;

“Change of Control” means, with respect to a Person, (i) a merger or consolidation of such Person with a third party which results in the holders of the voting securities of such Person outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity financing in which such Person issues new shares of its capital stock, a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person, or (c) the sale or other transfer to a third party of all or substantially all of such Person’s businesses and assets, but excluding any financial factoring arrangements;

“Completion” means a completion of the sale and purchase of all or any portion of the Option Interest in accordance with this Agreement;

“Completion Date” means, in relation to any Completion, the date on which such Completion occurs in accordance with this Agreement;

“Control” means, in relation to a specified body corporate or Person, the power of any other Person directly or indirectly to secure that the affairs of such specified body corporate or Person are conducted in accordance with the wishes of that other Person:

(i)	by means of the holding of Equity Securities or the possession of voting power (either at the shareholder, director or other comparable level) in or in relation to that specified body corporate or Person or an intermediate Person; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that specified body corporate or Person or an intermediate Person;

“EBITDA” means, as of the date of a determination thereof under this Agreement, the product of (i) 4 times (ii) the consolidated earnings of the Company and the PRC Affiliate, before interest, tax, depreciation and amortisation, for the most recent 3 full calendar months preceding such date of determination adjusted for, to the extent reflected in such consolidated earnings, any Non-Recurring Items or Occasional Items, less

(a)	to the extent included in such consolidated earnings, any earnings of the Company or the PRC Affiliate that are attributable to the sale of products not manufactured by the PRC Affiliate; and

plus

(b)	to the extent already deducted from such consolidated earnings, the consolidated metal operating losses of the Company and the PRC Affiliate,

all as calculated in good faith by the Company’s board of directors based on the consolidated financial statements of the Company and the PRC Affiliate for such 3-calendar-month period and (if either AGY or Grace should require) confirmed by any Big 4 Accounting Firm.

It is understood that neither Grace nor AGY shall use adjustments in respect of Non-Recurring Items and Occasional Items to manipulate valuations under the Option Price calculations contemplated by this Agreement, and such exclusions will be used merely to more closely model true ongoing operational performance;

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“Exercise” means the exercise by AGY of the Call Option or by Grace of the Put Option, in accordance with the terms and conditions of this Agreement and “Exercised” shall be constructed accordingly;

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction;

“NEV” means the net equity value of the Company at such time as either of the Options is Exercised, as calculated by the Company’s board of directors in good faith and in accordance with the formula set forth in Clauses 2.4 and 3.4 (as the context may require);

“Non-Recurring Items” means earnings charges or credits which are considered to be “one time” in nature, unlikely to recur on an annual basis, and not reflective of ongoing operational results. Examples of such charges or credits include (but are not limited to): gain or loss on sale of fixed assets, asset impairment charges, reversal of balance sheet allowance accounts or prepaid expense asset accounts established prior to closing, and one time government subsidies or charges.

“Notice” means either the Call Option notice or the Put Option notice (as the context may require) substantially in the form set out in Schedule 1. Once served, the Notice shall be irrevocable;

“Occasional Items” means earnings charges or credits which are considered to be a normal part of business operations, likely to recur on an annual basis, but not necessarily likely to occur each and every month. Examples of such charges or credits include (but are not limited to): alloy recoveries, abnormal foreign exchange contract gain / loss, and bushing fabrication charges. As nearly as possible, Occasional Items will be spread across financial reporting months evenly via accrual accounting;

“Option Interest” means, as of any given time, all Shares owned by Grace as of that time, which as of the date of this Agreement represent 30% of the issued and outstanding Shares;

“Option Interest Percentage” means, as of any given time, the percentage of the total number of issued and outstanding Shares represented by the Option Interest as of such time;

“Option Period” means the period commencing on the execution date of this Agreement and ending at the 31st day of December, 2013 (both dates inclusive), unless extended by agreement in writing between the Parties;

“Option Price” means, as the context requires, the Call Option Price or the Put Option Price;

“Option” means, as the context requires, the Call Option or the Put Option;

“Outstanding Net Bank Debt” means net Bank Debt, as calculated by the Company’s board of directors in good faith and in accordance with the formula set in Clause 2.4 or 3.4, as the context may require.

“Party” means one of the parties to this Agreement;

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality);

“PRC” means People’s Republic of China and for the purpose of this Agreement excludes Taiwan and the Special Administrative Regions of Hong Kong and Macau;

“PRC Affiliate” means Shanghai Grace Technology Co Ltd., a company formed in the PRC which is wholly owned by the Company.

“Put Option” means the right of Grace to require AGY to purchase the Option Interest granted under Clause 3;

“Put Option Price” means the price for the sale of the Option Interest, as calculated in accordance with Clause 3.4.

“Shares” means the common shares of par value of HK$1.00 each in the capital of the Company carrying the rights and privileges as set forth in the Articles;

“TEV” means the total enterprise value of the Company, as calculated in accordance with the formula set in Clauses 2.4 or 3.4 (as the context may require).

“Transferred Option Interest” means the portion of the Option Interest being transferred on a particular Completion Date, which in the case of the Call Option, will be the entire Option Interest, and, in the case of the Put Option will be either the entire Option Interest or, if AGY validly elects to acquire the Option Interest in two stages pursuant to Clause 4.1(b), the portion of the Option Interest being acquired at the stage of the acquisition to which such Completion Date relates.

2.	Call Option

2.1	Grant of Call Option

Grace irrevocably grants to AGY during the Option Period, the Call Option to require Grace to sell to AGY the Option Interest subject to the conditions provided for in Clause 2.2 below and at the price as calculated in accordance with Clause 2.4.

2.2	Conditions for Exercise of the Call Option

(a)	Except as provided below in Clause 2.2(b), the grant of the Call Option in Clause 2.1 above shall be subject to and become exercisable only when an EBITDA of [***] has been achieved and shall remain effective during the Option Period until the Exercise of either the Put Option by Grace or the Call Option by AGY.

(b)	If AGY Holding Corp., a Delaware corporation and ultimate parent company of AGY (“AGY Parent”) undergoes a Change of Control before the Call Option would otherwise be exercisable under Clause 2.2(a), then AGY must give written notice to Grace of the Change of Control of AGY Parent (the “Change of Control Notice”) within sixty (60) days after the consummation of such Change of Control and the following provisions shall then apply:

(i)	If the Change of Control Notice is given within twelve (12) months after completion under the Share Sale Agreement, AGY may, at any time within thirty (30) days after giving such notice, Exercise the Call Option, but only on the assumption of an EBITDA of [***] for purposes of calculating the Call Option Price.

(ii)	If the Change of Control Notice is given any time after the twelve (12)-month anniversary of the completion under the Share Sale Agreement, AGY may, at any time within thirty (30) days after giving such notice, Exercise the Call Option, notwithstanding that the Call Option may not then be otherwise exercisable under Clause 2.2(a) because an EBITDA of [***] has not then been achieved.

(iii)	If AGY does not Exercise the Call Option within that thirty (30)-day period, then the Call Option will thereafter become exercisable, if at all, only as provided in Clause 2.2(a).

2.3	Exercise of Call Option

(a)	All parties agree that the Call Option may be Exercised by AGY in respect of the full Option Interest by serving on Grace a duly completed Notice of the Exercise of the Call Option during the Option Period.

(b)	Grace agrees and acknowledges that its obligation to sell the Option Interest under the Call Option is binding upon it and it will take all necessary and reasonable steps to facilitate the proposed transaction, including (i) executing waivers of any statutory appraisal rights or dissenters’ rights or any right of pre-emption or similar right it may have over the Option Interest and (ii) delivering such share certificates duly endorsed for transfer, duly executed instrument of transfer, sold note and assignment of shareholders loans (if any). From and after Grace’s receipt of full payment for the Option Interest, all rights of Grace shall cease with respect to such Option Interest or any shareholders loans (if any).

2.4	Purchase Price

(a)	The Call Option Price payable by AGY for the Option Interest following an Exercise of the Call Option shall be calculated in accordance with the following formula:

Call Option Price = NEV × the Option Interest Percentage

Where

NEV = TEV– Outstanding Net Bank Debt

Where

TEV = (i) EBITDA as of the date the duly completed Notice of the Exercise of the Call Option is served on Grace × (ii) [***]

and

Outstanding Net Bank Debt = Bank Debt – Cash

(b)

It is understood and agreed that in the calculation of the NEV for the purpose of determining the Call Option Price, both increases in the amount of outstanding debt of the Company after the completion under the Share Sale Agreement (save for debt attributable to the working capital needs of the PRC Affiliate) and any increase in Cash balances after the completion under the Share Sale Agreement shall not be taken into account.

3.	Put Option

3.1	Grant of Put Option

AGY irrevocably grants to Grace during the Option Period, the Put Option to require AGY to purchase from Grace the Option Interest subject to the conditions provided for in Clause 3.2 below and at the price as calculated in accordance with Clause 3.4.

3.2	Conditions for Exercise of the Put Option

(a)	Except as otherwise provided in Clause 3.2(b), the grant of the Put Option in Clause 2.1 above shall first become exercisable upon the first anniversary of the completion under the Share Sale Agreement and shall remain effective during the Option Period until the Exercise of Put Option by Grace or Call Option by AGY.

(b)	If AGY Parent undergoes a Change of Control before the Put Option is exercisable under Clause 3.2(a), then Grace may, at any time within thirty (30) days after AGY’s giving of the Change of Control Notice under Clause 2.2(b), Exercise the Put Option, notwithstanding that the Put Option may not then be otherwise exercisable under Clause 3.2(a). If Grace does not Exercise the Put Option within that thirty (30)-day period, then the Put Option will thereafter become exercisable, if at all, only as provided in Clause 3.2(a).

3.3	Exercise of Put Option

(a)	All parties agree that the Put Option may be Exercised by Grace in respect of the Option Interest by serving on AGY a duly completed Notice of the Exercise of the Put Option during the Option Period.

(b)	AGY agrees and acknowledges that its obligation to purchase the Option Interest under the Put Option is binding upon it.

(c)	Grace agrees that it will take all necessary and reasonable steps to facilitate the proposed transaction, including (i) executing waivers of any statutory appraisal rights or dissenters’ rights or any right of pre-emption or similar right it may have over the Option Interest, (ii) delivering such share certificates duly endorsed for transfer, duly executed instrument of transfer, sold note and assignment of shareholders loans (if any) and (iii) entering into any share or security sale agreement or similar agreement. From and after Grace’s receipt of full payment for the Option Interest, all rights of Grace shall cease with respect to the Option Interest or any shareholders loans (if any).

3.4	Sale Price

(a)	Except as otherwise provided in Clause 3.4(c), the Put Option Price payable by AGY for the Option Interest following the Exercise of the Put Option by Grace shall be calculated in accordance with the following formula:

Put Option Price = NEV × the Option Interest Percentage

Where

NEV = TEV – Outstanding Net Bank Debt

Where

TEV = (i) EBITDA as of the date the duly completed Notice of the Exercise of the Put Option is served on AGY × (ii) [***]

and

Outstanding Net Bank Debt = Bank Debt – Cash

(b)

It is understood and agreed that in the calculation of the NEV for the purpose of determining the Put Option Price, both increases in the amount of outstanding debt of the Company after the completion under the Share Sale Agreement (save for debt attributable to the working capital needs of the PRC Affiliate) and any increase in Cash balances after the completion under the Share Sale Agreement shall not be taken into account.

(c)	If, following the Exercise by Grace of the Put Option, AGY elects to acquire the Option Interests in two stages pursuant to Clause 4.1(b) below, then:

(i)	the portion of the Put Option Price payable at Completion of the first stage of the acquisition will be equal to the product of (A) the Put Option Price times (B) the percentage of the entire Option Interest represented by the portion of the Option Interest being acquired in the first stage of the acquisition; and

(ii)	the portion of the Put Option Price payable at Completion of the second stage of the acquisition will be equal to the product of (A) the Put Option Price (calculated, for purposes of this Clause 3.4(c)(ii), as though the formula contained in Clause 3.4(a) provided that TEV = (i) EBITDA as of the date the duly completed Notice of the Exercise of the Put Option is served on AGY × (ii) [***]) times (B) the percentage of the entire Option Interest represented by the portion of the Option Interest that was not acquired in the first stage of the acquisition.

4.	Completions

4.1	Time and Place of Completions

(a)	Except as otherwise provided in Clause 4.1(b), each Completion shall occur at the offices of the Company (or at such other place as the parties may agree in writing) no later than 12:00 noon on the 20th Business Day following the receipt of the Notice by the relevant Party or such later date as all required regulatory approvals, if any, have been obtained. A confirmation letter shall be signed by both AGY and Grace confirming the completion of the actions as listed in Clause 4.2 below.

(b)	Notwithstanding any other provision of this Agreement, at any time within 10 Business Days after the Exercise by Grace of the Put Option, AGY will have the option to elect to acquire the Option Interest in two stages by sending written notice to Grace of AGY’s election to do so, which notice will state the portion of the Option Interest that AGY intends to purchase in the first stage of such acquisition. If AGY makes such an election, then Completion of the first stage of the acquisition of the Option Interest will take place at the time contemplated by Clause 4.1(a) and Completion of the second stage of the acquisition will take place by the six-month anniversary of Completion of the first stage or such later date as all required regulatory approvals, if any, have been obtained.

4.2	Action to be Taken at a Completion

(i)	Grace shall execute and deliver to AGY an instrument of transfer in favour of AGY in respect of the Transferred Option Interest and such other documents (if any) as may be required to give good title to the Transferred Option Interest and to enable AGY to become the registered holder thereof.

(ii)	Grace shall deliver or cause to be delivered to AGY:

a.	share certificate(s) in respect of the Shares constituting the Transferred Option Interest;

b.	certified true copy of the resolutions or certified extract of resolutions passed by the board of directors of Grace authorizing the execution of, and the performance by Grace of its obligations under this Agreement;

c.	written resignation of the director(s) and any company secretary(ies) of the Company nominated by Grace, and in each case acknowledging that they have no outstanding rights or claims of any kind, whether for compensation for loss of office or on any other grounds, against the Company or its Affiliates;

d.	to the extent in Grace’s possession, all statutory books (which shall be written up to but not including the applicable Completion Date), certificate of incorporation, certificate of business registration, constitution documents including memorandum and articles of association, and common seal (if any) of the Company or the PRC Affiliate;

e.	to the extent in Grace’s possession, all and any other books and records of the Company or the PRC Affiliate of whatever nature including any confidential information held by Grace about the Company or the PRC Affiliate in any format (both written and electronically recorded);

f.	to the extent in Grace’s possession, all the current cheque books of the Company or the PRC Affiliate together with currently available statements of all bank accounts; and

g.	a certificate signed by a director of Grace confirming that all representations and warranties given pursuant to this Agreement remain true and correct, that Grace is in full compliance with the terms hereof and that Grace waives and releases all rights and claims of any kind against the Company and its Affiliates, other than the right to receive the Option Price, subject to the terms and conditions contained in this Agreement.

(iii)	Grace shall pass resolutions (provided that if such resolutions are dated more than six months prior to the date of the applicable Completion Grace shall procure the same shall be confirmed, ratified or restated) under which the transfer of the Transferred Option Interest to AGY, and the registration of AGY as the holder of the Transferred Option Interest shall be approved, and the execution, delivery, and performance of this Agreement shall be approved and ratified.

(iv)	Grace shall support board resolutions of the Company to be passed at or before the first Completion under this Agreement, under which:

a.	the resignations of each of the director(s) of the Company nominated by Grace with effect from the first Completion Date shall be approved or noted; and

b.	the persons nominated by AGY in writing not less than three Business Days prior to the first Completion Date shall be appointed as directors of the Company;

(v)	Grace shall deliver to AGY a legal opinion in an agreed form addressed to AGY and issued by a British Virgin Islands law firm as to (i) the due incorporation of Grace, (ii) the due execution of this Agreement by Grace, and (iii) the due authorization of this Agreement by Grace, and due authorization by Grace of the sale and purchase of the Transferred Option Interest;

(vi)	AGY shall pay to Grace the Call Option Price or the Put Option Price (or, if AGY has validly elected to acquire the Option Interest in two stages pursuant to Clause 4.1(b), the portion of Put Option Price payable for the Transferred Option Interest, calculated pursuant to Clause 3.4(c)), as the case may be, by telegraphic transfer to such account as shall be notified by Grace to AGY pursuant to the equity transfer agreement.

(vii)	Upon receiving written evidence of the delivery to Grace of the Option Price or the Put Option Price (or, if AGY has validly elected to acquire the Option Interest in a two stages pursuant to Clause 4.1(b), the portion of Put Option Price payable for the Transferred Option Interest, calculated pursuant to Clause 3.4(c)), as the case may be, the Company shall issue a share certificate in respect of the Transferred Option Interest to AGY.

4.3	Without prejudice to any other remedy which may be available to them, neither Party shall be obliged to complete this Agreement or perform any obligations under Clause 4.2 unless they are satisfied (acting reasonably) that the requirements of Clause 4.2 will be complied with by the other Party in all respects. Nothing in this Clause 4.3 shall entitle any Party not to complete this Agreement or not to perform any obligations under Clause 4.2 by reason of such Party’s own inability or failure to comply with any requirements of Clause 4.2.

5.	Warranties and Indemnities

5.1	Warranties

Grace represents, warrants and undertakes to and with AGY and its successors in title that each of the following statements (the “Warranties”) is true, accurate and complete in all respects and not misleading as at the date of this Agreement, and will continue to be so on each day up to and including Completion with reference to the facts and circumstances subsisting from time to time:

(a)	Grace has the right and authority and has taken all action necessary to enter into and perform this Agreement and all other agreements to be executed at or before Completion;

(b)	this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with their terms;

(c)	all authorisations required in connection with its entry into and performance of this Agreement and to ensure the legality, validity, binding effect and enforceability of this Agreement have been obtained or effected and are in full force and effect;

(d)	Grace is the sole legal and beneficial owner of the Option Interest and is entitled to sell and transfer and will sell and transfer the full legal and beneficial ownership of the Option Interest to AGY free from all encumbrances and with all rights attaching to each Transferred Option Interest as at the Completion related thereto;

(e)	there are no encumbrances on, over or affecting any of the Option Interest and there is no agreement or commitment to give or create any encumbrance and no claim has been made by any person to be entitled to any encumbrance which has not been waived in its entirety or satisfied in full;

(f)	the Option Interest comprises 30% of the Shares issued and outstanding as of the date of this Agreement and all of the Shares constituting the Option Interest are fully paid up or credited as fully paid up;

(g)	no consent of any third party is required to be obtained in respect of the sale of the Option Interest or any portion thereof; and

(h)	the information relating to the Option Interest and all information disclosed regarding the Warranties as provided to AGY by Grace and its directors, officers, employees, agents and advisers is true, complete, accurate and not misleading.

5.2	Reliance on Warranties

Grace acknowledges and accepts that AGY is entering into this Agreement in reliance upon each of the Warranties and that the Warranties have also been given as representations with the intention of inducing AGY to enter into this Agreement.

5.3	Indemnity

Grace undertakes to indemnify, defend and hold harmless AGY from and against any and all losses, diminution in value, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel incurred by AGY in any action between AGY and Grace or between AGY and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by Grace of any representation, warranty, covenant or agreement in this Agreement, including, without limitation, any such Losses incurred by AGY in connection with:

(a)	the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

(b)	any legal proceedings in which AGY claims that any of the Warranties are untrue or misleading or have been breached and in which judgment is given for AGY; or

(c)	the enforcement of any such settlement or judgment.

5.4	Separate Warranties

Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

5.5	Grace’s Obligation to Disclose

Grace undertakes that it will from time to time and at any time, whether before or after Completion, forthwith disclose in writing to AGY any event, fact or circumstance which may become known to it after the date of this Agreement and which is materially inconsistent with any of the Warranties or which could reasonably be expected materially to affect a purchaser for value of the Option Interest or which may entitle AGY to make any claim under this Agreement. No such disclosure shall limit or otherwise affect any claims, rights or other remedies that AGY may have against Grace or any of its Affiliates under this Agreement or otherwise (including claims with respect to matters so disclosed), all of which are hereby reserved.

6.	Survival

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before a Completion shall remain in full force and effect notwithstanding such Completion (except insofar as they set out obligations which have been fully performed at such Completion). For the avoidance of doubt, the Warranties will survive each Completion.

7.	Public Announcement and Confidentiality

7.1	Treatment of confidential information exchanged by and among the Parties and their Affiliates and the making of public announcements and disclosures regarding the terms of this Agreement and the transactions contemplated hereby shall be governed by Clause 5 of the Framework Agreement, which is hereby incorporated into this Agreement by this reference.

7.2	This Clause 7 shall survive the last Completion under this Agreement.

8.	Entire Agreement

This Agreement, the Framework Agreement, the Shareholders’ Agreement and the Share Sale Agreement constitutes the entire agreement and understanding between the Parties and their respective Affiliates in connection with the subject matter of this Agreement and supersede all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither Party has relied on any such term sheets, proposals, representations, warranties, agreements or undertakings. Nothing in this Clause 8 shall impair or limit any rights or remedies of the Parties and their Affiliates under this Agreement or any agreements related hereto or relieve any Party or other Person from liability for fraud or wilful misrepresentation.

9.	Remedies Cumulative

The rights of the parties under this Agreement are cumulative and do not exclude or restrict any other rights (except as otherwise provided in this Agreement).

10.	No Waiver

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.	Severance

If any provision of this Agreement is not or ceases to be legal, valid, binding and enforceable under the law of any jurisdiction, neither the legality, validity, binding effect or enforceability of the remaining provisions under that law nor the legality, validity, binding effect or enforceability of that provision under the law of any other jurisdiction shall be affected.

12.	Amendments

No amendment to this Agreement will be effective unless in writing and executed by all the Parties.

13.	Further Assurance; AGY Sale Process

(a)	Each of the Parties hereto shall, at his or its (as the case may be) own expense, execute, sign, perfect, do all such further instrument, assurance, acts and things as the other Party may, in his/its or their absolute discretion, require from time to time for facilitating the exercise of all powers, authorities and discretions vested in the other Party and/or giving full effect to the terms and conditions of this Agreement, including without limitation, ensuring that this Agreement is enforceable.

(b)	If the Board of Directors of AGY Parent determines to solicit bids to sell AGY Parent, then AGY will notify Grace of such determination and invite Grace to participate in the sale process as a potential bidder.

14.	Counterparts

This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

15.	Successors

This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

16.	Assignment

No Party may assign any of the rights or obligations of that Party under this Agreement save that AGY may assign its rights, benefits, and obligations under this Agreement provided the New Funding Arrangements (as defined in the Share Sale Agreement) have been completed (a) to an Affiliate, (b) to any Person that acquires, whether by purchase of assets, merger, consolidation, reorganization, or other corporate-level transaction, by operation of law or otherwise, all or substantially all of AGY’s assets; or (c) by way of security to a lender pursuant to financing arrangements.

17.	Tax

17.1	Registration fees, stamp duty and any other taxes which may arise as a result of the sale of the Option Interest from Grace to AGY shall be borne in equal proportions between Grace and AGY.

17.2	The Parties, their Affiliates and their respective representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that relate to such tax treatment and tax structure, all as contemplated by U.S. Treasury Regulations section 1.6011-4(b).

18.	Notices

Any notice or other communication (and all supporting documents required in respect of Completion) to be given under this Agreement shall be in writing in English. Such documents may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each Party are set out below. Any such notice or communication shall be sent to the Party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of dispatch and if so sent by post shall be deemed received three (3) Business Days after the date of dispatch (in the case of local mail) and five (5) Business Days after the date of dispatch (in the case of overseas mail or courier). Each Person making a communication hereunder by facsimile shall promptly confirm by email to the person to whom such communication was addressed.

To AGY

Name	:	AGY Cayman
Address	:	c/o AGY Holding Corp. 2556 Wagener Road Aiken, SC 29801 U.S.A.
Fax	:	1-803-643-4085
For the attention of	:	Chief Executive Officer

To Grace

Name	:	Grace Technology Investment Co. Ltd.
Address	:	P.O. Box 975, offshore Incorporation Centre Road Town, Tortola, British Virgin Islands, British West Indies
Fax	:	+886 2 25082113
For the attention of	:	Cheng Taishan

To the Company

Name	:	Main Union Industrial Ltd.
Address	:	Suite 1112A, Ocean Centre, Harbour City, 5 Canton Road, Kowloon, Hong Kong
Fax	:	1-803-643-4085
For the attention of	:	Douglas Mattscheck

19.	Governing Law and Dispute Resolution

(a)	Governing Law This Agreement is governed by and will be construed in accordance with Hong Kong law.

(b)	Dispute Resolution Any disputes or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof shall be finally resolved in accordance with Clause 6 of the Framework Agreement, which is hereby incorporated into this Agreement by reference.

[Remainder of Page Intentionally Blank]

Schedule 1

A. Form of Call Option Notice

To:	Grace Technology Investment Co. Ltd.

P.O. Box 975, offshore Incorporation Centre Road Town,

Tortola,

British Virgin Islands,

British West Indies

Attn:	Cheng Taishan

Date: [—]

Dear Sirs,

We refer to the Option Agreement (the “Agreement”) dated the                      day of     , 2009 made between you and us.

We give you notice that we require you to sell to us in accordance with the terms and conditions of the Agreement, the Option Interest (as defined in the Agreement).

Yours faithfully,

For and on behalf of AGY (Cayman)

B. Form of Put Option Notice

To:	AGY (Cayman)

c/o AGY Holding Corp. 2556 Wagener Road

Aiken, SC 29801 U.S.A.

Attn:	[—]

Date: [—]

Dear Sirs,

We refer to the Option Agreement (the “Agreement”) dated the                      day of     , 2009 made between you and us.

We give you notice that we require you to purchase from us in accordance with the terms and conditions of the Agreement, the Option Interest (as defined in the Agreement).

Yours faithfully,

For and on behalf of Grace Technology Investment Co. Ltd.

EXECUTED by the parties

SIGNED for and on behalf of	)
AGY (Cayman))
)
In the presence of:-)
Date:

SIGNED for and on behalf of	)
Grace Technology Investment Co., Ltd.	)
)
In the presence of:-)
Date:

SIGNED for and on behalf of	)
Main Union Industrial Ltd.	)
)
In the presence of:-)
Date: